CERTIFICATE OF AMENDMENT
                             OF
            RESTATED CERTIFICATE OF INCORPORATION
                             OF
                        AMRESCO, INC.

           (Pursuant to Section 242 of the General
          Corporation Law of the State of Delaware)

      AMRESCO, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware
(the "Corporation"), does hereby certify as follows:

      FIRST: The Restated Certificate of Incorporation of the Corporation is hereby amended by replacing Section (a) of Article FOURTH in its entirety with the Section (a) of Article FOURTH set forth on Exhibit 1 attached hereto and incorporated herein by this reference. Other than Section
(a) of Article FOURTH, Article FOURTH shall not be changed by this Certificate of Amendment and shall remain in full force and effect.

     SECOND: The Board of Directors of the Corporation duly adopted resolutions setting forth the above-referenced amendment, declaring such amendment to be advisable, and calling for a vote of the stockholders of the Corporation on such amendment.

      THIRD:   The  stockholders  of  the  Corporation  duly
approved the above-referenced amendment.

       FOURTH:   The  above-referenced  amendment  was  duly
adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FIFTH:   The  effective time of the  amendment  herein
certified shall be 12:01 a.m., August 26, 2000.

                          * * * * *
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed and attested as of the 25th day of August, 2000.



                                   AMRESCO, INC.



                                   By:
                                   Name:  Robert H. Lutz., Jr.
                                   Title:  President

ATTEST:




Name: L. Keith Blackwell
Title: Secretary






                          EXHIBIT 1


      (a) The total number of shares of stock which the corporation shall have authority to issue is Thirty-Five Million (35,000,000) shares, which shall be divided into classes as follows: Thirty Million (30,000,000) shares shall be common stock, each share of which shall have a par value of $.25 (twenty-five cents); and Five Million (5,000,000) shares shall be preferred stock, each share of which shall have a par value of $1.00 (one dollar) having such voting powers, full or limited, or no voting powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof as may be fixed by resolution of the Board of Directors. Simultaneously with the effective date of this amendment (the "Effective Date"), each five (5) shares of the corporation's common stock issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split, into one (1) share of Common Stock, par value ($.25) per share (the "New Common Stock"). Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates", whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the corporation's transfer agent for cancellation, a certificate or certificates (the "New Certificates", whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by the Old Certificates so surrendered are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificate or scrip representing fractional share interests in New Common Stock will be issued, and no fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the corporation.